UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 18, 2012

INSULET CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-33462	04-3523891
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

9 Oak Park Drive

Bedford, Massachusetts 01730

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (781) 457-5000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 18, 2012, Insulet Corporation (the “Company”) and Flextronics Marketing (L) Ltd. (“Flextronics”) entered into a Second Addendum (the “Addendum”) to Manufacturing Services Agreement, dated as of January 3, 2007, between the Company and Flextronics (together with the First Addendum to Manufacturing Services Agreement, dated October 3, 2007, by and between the Company and Flextronics, the “Original Agreement” and together with the Addendum, the “Agreement”). Pursuant to the Original Agreement, Flextronics agreed to supply the Company with the Company’s proprietary OmniPod Insulin Management System at agreed-upon prices per unit pursuant to a rolling 12-month forecast that the Company provides to Flextronics. The initial term of the Original Agreement was three years from January 3, 2007, with automatic one-year renewals.

Pursuant to the Addendum, the term of the Agreement was extended until December 31, 2017, with automatic one-year renewals. In addition, the Addendum authorizes Flextronics to purchase equipment for the manufacture of the Company’s products during the term of the Agreement.

The Company intends to submit a FOIA Confidential Treatment Request to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, requesting that it be permitted to redact certain portions of the Addendum. The omitted material will be included in the request for confidential treatment. The foregoing summary of the Original Agreement and the Addendum does not purport to be complete and is qualified in its entirety by reference to the Original Agreement, a copy of which was filed as Exhibit 10.17 and Exhibit 10.18 to the Company’s Form S-1 filed on October 19, 2007 and to the Addendum, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

INSULET CORPORATION

December 21, 2012	By:	/s/ Duane DeSisto
President and Chief Executive Officer

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